Exhibit 99.(n)(1)

MERCER FUNDS

AMENDED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

The Mercer Funds (the “Trust”) hereby adopts this Amended Multiple Class Plan (the “Plan”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”). This Plan sets forth the separate distribution and servicing arrangements and expense allocations of each class of shares of the Trust.

The Plan is adopted by a majority of the Board of Trustees of the Trust (the “Board of Trustees”), including a majority of the Trustees who are not “interested persons” of the Trust (as such term is defined in the 1940 Act). The Board of Trustees of the Trust has determined that the Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each series of shares offered by the Trust (individually a “Fund” and collectively the “Funds”) and each class of shares offered by the Trust. To the extent that a subject matter set forth in the Plan is covered by the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Trust Agreement”) or By-laws, such Trust Agreement or By-laws will control in the event of any inconsistencies with descriptions contained in the Plan.

CLASS CHARACTERISTICS

Each class of shares of a Fund will represent an interest in the same portfolio of investments of such Fund of the Trust, and be identical in all respects to each other class, except as set forth in the Plan and as described in greater detail in the Trust’s Registration Statement. The term “Registration Statement” shall mean the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act, as such Registration Statement may be amended or supplemented from time to time.

Adviser Class Shares:

Adviser Class shares generally are available for sale only to investors that invest in the Trust through a “Service Agent” that has entered into an agreement with the Trust’s principal underwriter (the “Distributor”) to offer Adviser Class shares through a no-transaction fee network or platform. “Service Agents” include banks, broker-dealers, trust companies, insurance companies, financial planners, retirement plan administrators, mutual fund supermarkets, and other similar types of third-party financial industry service providers that have entered into an agreement with the Distributor to sell shares of the Funds.

Adviser Class shares are sold without the imposition of an initial sales charge and are not subject to a contingent deferred sales charge (“CDSC”). Adviser Class shares are subject to a fee (“Rule 12b-1 fee”) up to an annual rate of 0.25% of their average daily net assets, paid pursuant to a distribution and shareholder services plan adopted in accordance with Rule 12b-1 under the 1940 Act (“12b-1 Plan”). This Rule 12b-1 fee is used to compensate Service Agents for providing certain distribution and personal shareholder services and may also be used to market the Adviser Class shares of a Fund or to compensate Service Agents for attracting shareholders to the Adviser Class shares of a Fund.

Adviser Class shares are also subject to a fee (“shareholder administrative services fee”) up to an annual rate of 0.25% of their average daily net assets, paid pursuant to a shareholder administrative services plan (“Shareholder Administrative Services Plan”). This shareholder administrative services fee is used to compensate financial intermediaries, which may include Mercer Investment Management, Inc. (“Mercer”), for providing certain non-distribution related shareholder administrative services to the Adviser Class shares of a Fund and/or for overseeing and monitoring the provision of such shareholder administrative services.

Class I Shares:

Class I shares are available for sale to investors that invest in the Trust through a Service Agent acting solely as an agent on behalf of its customers pursuant to an agreement with the Distributor. The Service Agent may charge Class I investors a transaction fee in an amount determined and separately disclosed to Class I investors by the Service Agent.

Class I Shares are sold without the imposition of an initial sales charge and are not subject to a CDSC. Class I shares are not subject to a Rule 12b-1 fee. Class I shares are subject to a shareholder administrative services fee up to an annual rate of 0.25% of their average daily net assets, paid pursuant to the Shareholder Administrative Services Plan. This shareholder administrative services fee is used to compensate financial intermediaries, which may include Mercer, for providing certain non-distribution related shareholder administrative services to the Class I shares of a Fund and/or for overseeing and monitoring the provision of such shareholder administrative services.

Class Y-2 Shares:

Class Y-2 shares are available for sale to “Institutional Investors” purchasing shares directly from the Trust, but who do not have an investment management agreement with Mercer or its affiliates. “Institutional Investors” include but are not limited to “institutional accounts” as defined under the rules of the Financial Industry Regulatory Authority, as well as qualified employee benefit plans and other retirement savings plans, family offices and their clients, non-profit organizations, charitable trusts, foundations and endowments, accounts registered to bank trust departments, trust companies, registered investment advisers, and investment companies.

Class Y-2 shares are sold without the imposition of an initial sales charge and are not subject to a CDSC. Class Y-2 shares are not subject to a Rule 12b-1 fee. Class Y-2 shares are subject to a shareholder administrative services fee up to an annual rate of 0.15% of their average daily net assets, paid pursuant to the Shareholder Administrative Services Plan. This fee

is used to compensate financial intermediaries, which may include Mercer, for providing certain non-distribution related shareholder administrative services to the Class Y-2 shares of a Fund and/or for overseeing and monitoring the provision of such shareholder administrative services.

Class Y-3 Shares:

Class Y-3 shares are available for sale only to “Institutional Investors” purchasing shares directly from the Trust and who have entered into an investment management agreement with Mercer or its affiliates.

Class Y-3 shares are sold without the imposition of an initial sales charge, are not subject to a CDSC, and are not subject to a Rule 12b-1 fee or a shareholder administrative services fee. Any shareholder servicing for the Class Y-3 shares by Mercer or its affiliates will be de minimis. Shareholder servicing for the Class Y-3 shares will be performed at the client level and customized to the individual client.

The only differences among the various classes of shares of the same Fund of the Trust will relate solely to: (a) distribution fee payments associated with the 12b-1 Plan for the Adviser Class shares, and any other costs relating to implementing or amending such plans (including obtaining shareholder approval of such plans or any amendment thereto), which will be borne solely by shareholders of such class; (b) shareholder administrative services fees paid to Mercer or its affiliates and to Service Agents by the Adviser Class, Class I and Class Y-2 shares; (c) class names or designations; (d) voting rights, as described in the Plan; (e) certain income and expense allocations, as described in the Plan; and (f) the investors who are eligible to purchase shares of the classes.

The Board of Trustees has the power to designate one or more Funds or classes of shares of beneficial interest and to classify and reclassify unissued shares with respect to such Funds. The assets of each Fund belong only to that Fund, and the liabilities of each Fund are borne solely by that Fund and no other. Shares of each Fund represent equal proportionate interests in the assets of that Fund only and have identical voting, dividend, redemption, liquidation and other rights, except as described in the Plan. All shares issued are fully paid and nonassessable, and shareholders have no preemptive or other right to subscribe to any additional shares and no conversion rights.

Each issued and outstanding full and fractional share of a Fund is entitled to one full and fractional vote in the Fund and all shares of each Fund participate equally with regard to dividends, distributions and liquidations with respect to that Fund. Shareholders do not have cumulative voting rights. On any matter submitted to a vote of shareholders, shares of each Fund will vote separately, except when a vote of shareholders in the aggregate is required by law, or when the Trustees have determined that the matter affects the interests of more than one Fund, in which case the shareholders of all such Funds shall be entitled to vote thereon.

Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class’ arrangement for shareholder services and the distribution of shares, including its 12b-1 Plan, and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have, in all other respects, the same rights and obligations as each other class, except as described in the Plan.

INCOME AND EXPENSE ALLOCATION

Certain expenses of a series may be attributable to a particular class of its shares (“Class Expenses”). Class Expenses are charged directly to the net assets of that class and, thus, are borne on a pro rata basis by the outstanding shares of that class.

In addition to the Rule 12b-1 fees and shareholder administrative services fees described above, each class may also pay a different amount of the following other expenses:

1.	printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class;

2.	Blue Sky fees incurred by a specific class of shares;

3.	SEC registration fees incurred by a specific class of shares;

4.	expenses of administrative personnel and services required to support the shareholders of a specific class of shares;

5.	Board members’ fees incurred as a result of issues relating to a specific class of shares;

6.	litigation expenses or other legal expenses relating to a specific class of shares; and

7.	transfer agent and sub-transfer agent fees identified as being attributable to a specific class.

DIVIDENDS AND DISTRIBUTIONS

Income and realized and unrealized capital gains and losses of a Fund will be allocated to each class of such Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund.

EXCHANGES AND CONVERSIONS

Adviser Class, Class I, Class Y-2 and Class Y-3 shares of a Fund may be exchanged for the corresponding class of shares of other Funds of the Trust. Exchanges will comply with all applicable provisions of Rule lla-3 under the 1940 Act. All exchanges are subject to the eligibility and minimum investment requirements set forth in the Registration Statement. Adviser Class, Class I, Class Y-2 and Class Y-3 shares do not convert into another class of shares.

These exchange privileges may be modified or terminated by a Fund and exchanges may only be made into a Fund of the Trust that are legally registered for sale in the investor’s state of residence.

CLASS DESIGNATION

Subject to approval by the Board of Trustees, a Fund may alter the designations of one or more of its classes of shares.

ADDITIONAL INFORMATION

This Plan is qualified by and subject to the terms of the Trust’s Registration Statement; provided, however, that none of the terms set forth in the Registration Statement shall be inconsistent with the terms of the classes contained in the Plan. The Registration Statement contains additional information about the classes and each Fund’s multiple class structure.

GENERAL

Any distribution arrangement of the Trust, including distribution fees pursuant to Rule 12b-1 under the 1940 Act, will comply with Section 2341 of the Conduct Rules of the Financial Industry Regulatory Authority.

On an ongoing basis, the Board of Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor each Fund for the existence of any material conflicts between the interests of the various classes of shares offered by such Fund. The Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust (as such term is defined in the 1940 Act), shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Mercer and the Distributor shall be responsible for alerting the Board of Trustees to any material conflicts that arise.

Any material amendment to the Plan must be approved pursuant to Rule 18f-3 under the 1940 Act by a majority of the Board of Trustees, including a majority of those trustees who are not “interested persons” of the Trust (as such term is defined in the 1940 Act).

DATE OF EFFECTIVENESS

This Plan is effective as of the date hereof, provided that this Plan shall not become effective with respect to any series unless such action has first been approved by the vote of a majority of the Board of Trustees, including a majority of Trustees who are not “interested persons” of the Trust (as such term is defined in the 1940 Act). The Plan also is subject to the Board of Trustees satisfying the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

Date: Amended as of: April 1, 2019

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